Exhibit 99.1

Property Solutions Acquisition Corp. Announces
Effectiveness of Registration Statement and Special Meeting
Date for Proposed Business Combination with Faraday Future

●	Special Meeting of Property Solutions Acquisition Corp. (“PSAC”) stockholders to approve the proposed business combination with Faraday Future to be held on July 20, 2021.

●	Following closing, combined company stock and warrants are expected to trade under the ticker symbols “FFIE” and “FFIEW”, respectively.

●	PSAC’s stockholders as of June 21, 2021 are encouraged to submit their votes promptly. PSAC stockholders with questions on how to vote should contact Morrow Sodali LLC at PSAC.info@investor.morrowsodali.com.

New York, NY – June 24, 2021 – Property Solutions Acquisition Corp. (“PSAC”) (Nasdaq: PSAC) announced today that the U.S. Securities and Exchange Commission (the “SEC”) has declared effective its Registration Statement on Form S-4 (as amended, the “Registration Statement”), filed in connection with the previously announced proposed business combination with FF Intelligent Mobility Global Holdings Ltd., the parent company of Faraday Future (“FF”).

A special meeting of PSAC stockholders to approve, among other things, the proposed business combination will be held in virtual format at https://www.cstproxy.com/propertysolutionsacquisition/sm2021 on July 20, 2021 at 11:00 a.m. Eastern Time (the “Special Meeting”). In light of public health concerns regarding the novel coronavirus, the Special Meeting will be held in a virtual meeting format only. PSAC also announced today that it has filed with the SEC a definitive proxy statement/prospectus relating to the Special Meeting and expects to commence mailing to its stockholders of record as of the close of business on June 21, 2021 (the “Record Date”) on or about June 26, 2021.

“We are excited to reach this milestone in the transaction process, and with the approval from PSAC stockholders, we look forward to completing the proposed business combination with FF as the company enters its next chapter as a public company,” said Jordan Vogel, Chairman and Co-CEO of PSAC.

“FF was started with the vision of being a unique and differentiated electric vehicle company, truly shaping the future of mobility by creating vehicles that redefine mobility, transportation and connectivity,” said Dr. Carsten Breitfeld, Global CEO of FF. “We are extremely pleased with the progress the company has made since announcing the transaction with PSAC, including opening the FF Futurist Experience in New York City to allow users to experience our class-defining FF 91. The funds raised from our business combination will allow us to launch the FF 91, the foundation of our brand DNA, as we continue working on our premium mass market vehicles – the FF 81 and FF 71.”

PSAC Stockholder Vote

PSAC stockholders who own shares of PSAC as of the Record Date should submit their vote promptly and no later than 11:59 p.m. Eastern Time on July 19, 2021. PSAC stockholders who need assistance in completing the proxy card, need additional copies of the proxy materials, or have questions regarding the extraordinary general meeting may contact PSAC’s proxy solicitor, Morrow Sodali LLC, by telephone at (800) 662-5200 or (203) 658-9400 or by email at PSAC.info@investor.morrowsodali.com.

The proxy statement/prospectus is also available online at https://www.cstproxy.com/propertysolutionsacquisition/sm2021, as well as www.sec.gov. PSAC stockholders are encouraged to read the definitive proxy statement/prospectus as it contains important information about the proposed transaction, including, among other things, the reasons for PSAC’s board of directors’ unanimous recommendation that the stockholders of PSAC vote “FOR” the proposed business combination and the other stockholder proposals set forth in the proxy statement/prospectus as well as the background of the process that led to the proposed business combination with FF. The proposed business combination is expected to close on or about July 21, 2021, subject to receipt of PSAC stockholder approval and satisfaction of other customary closing conditions.

Following completion of the proposed business combination, FF will retain its experienced management team, with Dr. Carsten Breitfeld continuing to serve as Global CEO. The board of directors will be comprised of Dr. Breitfeld, Matthias Aydt, FF’s Senior Vice President of Business Development and Product Definition; Qing Ye, FF’s Vice President of Business Development and FF PAR; Jordan Vogel, Chairman and Co-Chief Executive Officer of PSAC; Lee Liu, founder and Chief Executive officer of King Maker Company (KMC) and Chairman of China Intelligent Management Association; Brian Krolicki, current director of FF and former Lieutenant Governor of the State of Nevada; Susan G. Swenson, board member of Vislink Technologies, Inc. (Nasdaq: VISL) and Sonim Technologies Inc. (Nasdaq: SONM); Scott D. Vogel, Managing Member at Vogel Partners LLC and former Managing Director at Davidson Kempner Capital Management; and Edwin Goh, the former Head of Technology, Media and Telecommunications (TMT) of Asia Pacific of Barclays and the former Head of European Internet & Education of Barclays.

As the only next-gen intelligent internet EV product, the FF 91 will deliver a unique intelligent Internet electric mobility experience which combines extreme technology, ultimate user-experience, and a holistic ecosystem. Featuring an industry-leading 1,050 horsepower, and a 130-kWh battery with submerged liquid cooling technology, FF 91 achieves 0-60 mph in less than 2.4 seconds.

Combined with a unique rear-seat intelligent Internet system, FF 91 delivers internet connectivity at high speed via its super mobile access point, achieves the industry’s largest reclining seat angle of 60 degrees through its zero-gravity rear seats, and provides a revolutionary user experience designed to create a mobile, connected, intelligent, and luxurious third Internet living space and user mobility ecosystem platform.

Users can reserve an FF 91 now at: https://www.ff.com/us/reserve.

ABOUT FARADAY FUTURE

Established in May 2014, Faraday Future (FF) is a global shared intelligent mobility ecosystem company, headquartered in Los Angeles, California. FF’s vision is to create a shared intelligent mobility ecosystem that empowers everyone to move, connect, breathe, and live freely. FF aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet and new usership models. With the FF 91, FF has envisioned a vehicle that redefines transportation, mobility, and connectivity, creating a true “third Internet living space,” complementing users’ home and smartphone Internet experience.

FOLLOW FARADAY FUTURE:

https://www.ff.com/

https://twitter.com/FaradayFuture

https://www.facebook.com/faradayfuture/

https://www.instagram.com/faradayfuture/

www.linkedin.com/company/faradayfuture

ABOUT PROPERTY SOLUTIONS ACQUISITION CORP.

Property Solutions Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more differentiated businesses. The company is managed by Co-CEO’s Jordan Vogel and Aaron Feldman.

Property Solutions is a $230 million SPAC formed in July 2020 and is traded on the NASDAQ under the ticker symbol “PSAC”.

IMPORTANT INFORMATION AND WHERE TO FIND IT

This press release relates to a proposed transaction between PSAC and FF. PSAC has filed with the Securities and Exchange Commission (“SEC”) a definitive registration statement on Form S-4 that includes a proxy statement and prospectus of PSAC and a consent solicitation statement with respect to FF. The proxy statement/consent solicitation statement/prospectus will be mailed to stockholders of PSAC as of the record date set forth above for voting on the proposed business combination. PSAC also will file other relevant documents from time to time regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF PSAC ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED BY PSAC FROM TIME TO TIME WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement/consent solicitation statement/prospectus and other documents containing important information about PSAC and FF once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PSAC when and if available, can also be obtained free of charge by directing a written request to Property Solutions Acquisition Corp., 654 Madison Avenue, Suite 1009, New York, New York 10065.

PARTICIPANTS IN THE SOLICITATION

PSAC and FF and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of PSAC’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of PSAC’s directors and officers in PSAC’s filings with the SEC, including PSAC’s Annual Report on Form 10-K for the period ended December 31, 2020, which was filed with the SEC on March 31, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to PSAC’s stockholders in connection with the proposed business combination is set forth in the proxy statement/consent solicitation statement/prospectus for the proposed business combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the proxy statement/consent solicitation statement/prospectus that PSAC has filed with the SEC.

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PSAC’s or FF’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by PSAC stockholders; the ability to meet the Nasdaq’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; FF’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; FF’s estimates of the size of the markets for its vehicles; the rate and degree of market acceptance of FF’s vehicles; the success of other competing manufacturers; the performance and security of FF’s vehicles; potential litigation involving PSAC or FF; the result of future financing efforts and general economic and market conditions impacting demand for FF’s products. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 and proxy statement/consent solicitation statement/prospectus discussed above and other documents filed by PSAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither PSAC nor FF undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

For Faraday Future

Investors:

IR@faradayfuture.com

Media:

media@faradayfuture.com

For Property Solutions Acquisition Corp.

Jordan Vogel

jordan@benchmarkrealestate.com

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